Exhibit 99.2

Heidmar Inc.

Unaudited interim condensed consolidated balance sheets

As of June 30, 2024 and December 31, 2023

(Expressed in United States Dollars, except number of shares)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	19,232,164	18,931,215
Receivables from related parties (Note 3)	9,304,629	10,781,063
Other receivables	765,269	595,404
Inventory	883,051	1,202,921
Prepayments and other current assets	1,223,274	1,464,970
Total current assets	31,408,387	32,975,573
Non-current assets
Right-of-use assets from operating leases (Note 7)	9,850,969	14,040,342
Property and equipment, net (Note 4)	339,693	88,946
Guarantees	132,379	135,973
Goodwill (Note 9)	173,156	—
Intangible assets, net (Note 9)	603,563	—
Other fixed assets	27,219	27,219
Total non-current assets	11,126,979	14,292,480
Total assets	42,535,366	47,268,053
Shareholders’ equity and Liabilities
Current liabilities
Payables to vessel owners	3,533,470	4,907,672
Accounts payable and accrued expenses	1,150,693	1,740,615
Payable to sharing partner and assignee (Note 8)	372,070	857,434
Payables to assignee, related party (Note 3)	860,969	783,852
Payables to related parties (Note 3)	1,885,379	507,047
Payables to shareholder (Note 3)	5,239,219	5,239,219
Acquisition installments payable, current portion (Note 9)	184,835	—
Deferred revenue	—	1,809,408
Operating lease liabilities, current portion (Note 7)	9,590,382	9,286,602
Total current liabilities	22,817,017	25,131,849
Non-current liabilities
Payables to sharing partner (Note 8)	972,089	972,089
Acquisition installments payable, net of current portion (Note 9)	166,313	—
Operating lease liabilities, non-current portion (Note 7)	275,738	4,753,740
Total non-current liabilities	1,414,140	5,725,829
Total liabilities	24,231,157	30,857,678
Commitments and contingencies (Note 11)
Shareholders’ equity
Share capital, no par value (500 Class A shares authorized and 96 issued and outstanding and 7,999,500 Class B shares authorized as of June 30, 2024 and December 31, 2023)	—	—
Additional paid-in capital	4,225,265	4,225,265
Accumulated other comprehensive income	1,472,916	1,449,963
Retained earnings	12,606,028	10,735,147
Total shareholders’ equity	18,304,209	16,410,375
Total shareholders’ equity and liabilities	42,535,366	47,268,053

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-2

Heidmar Inc.

Unaudited interim condensed consolidated statements of income

For the six-month periods ended June 30, 2024 and 2023

(Expressed in United States Dollars)

	Six Month Period Ended June 30, 2024	Six Month Period Ended June 30, 2023
Revenues
Trade revenues (Note 6)	1,620,979	2,744,148
Trade revenues, related parties (Note 3)	5,561,659	8,777,051
Time charter revenues (Note 6, 7)	8,611,448	10,805,127
Syndication income, related party (Note 3)	649,722	6,849,173
Total revenues	16,443,808	29,175,499
Operating expenses
Voyage expenses	610,292	—
Operating lease expenses (Note 7)	4,907,901	3,068,351
Charter-in expenses (Note 7)	1,320,063	6,702,027
General and administrative expenses	6,805,999	5,375,722
Amortization of intangible asset (Note 9)	8,437	—
Depreciation (Note 4)	14,620	5,605
Total operating expenses	13,667,312	15,151,705
Operating income	2,776,496	14,023,794
Other income/(expenses)
Interest income, net	205,360	443,587
Finance costs (Note 8, 10)	(976,588)	(569,875)
Finance costs, related party (Note 3, 8)	(77,117)	—
Other income	106,342	21,880
Foreign exchange (losses)/ gains	(163,612)	145,747
Total other (expenses) /income, net	(905,615)	41,339
Net income	1,870,881	14,065,133
Earnings per Share (Note 12):
Basic and diluted	$19,488	$146,512
Weighted-average shares outstanding
Basic and diluted	96	96

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-3

Heidmar Inc.

Unaudited interim condensed consolidated statements of comprehensive income

For the six-month periods ended June 30, 2024 and 2023

(Expressed in United States Dollars)

	Six Month Period Ended June 30, 2024	Six Month Period Ended June 30, 2023
Net income	1,870,881	14,065,133
Other comprehensive income:
Foreign currency translation	22,953	54,223
Total comprehensive income	1,893,834	14,119,356

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-4

Heidmar Inc.

Unaudited interim condensed consolidated statements of changes in shareholders’ equity

For the six-month periods ended June 30, 2024 and 2023

(Expressed in United States Dollars, except number of shares)

	Share Capital Common shares
	Class A No of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholder’s equity

Balance, December 31, 2022	96	—	4,225,265	1,383,854	16,180,949	21,790,068
Net income	—	—	—	—	14,065,133	14,065,133
Foreign currency translation	—	—	—	54,223	—	54,223
Balance, June 30, 2023	96	—	4,225,265	1,438,077	30,246,082	35,909,424
Balance, December 31, 2023	96	—	4,225,265	1,449,963	10,735,147	16,410,375
Net income	—	—	—	—	1,870,881	1,870,881
Foreign currency translation	—	—	—	22,953	—	22,953
Balance, June 30, 2024	96	—	4,225,265	1,472,916	12,606,028	18,304,209

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-5

Heidmar Inc.

Unaudited interim condensed consolidated statements of cash flows

For the six-month periods ended June 30, 2024 and 2023

(Expressed in United States Dollars)

	Six Month Period Ended June 30, 2024	Six Month Period Ended June 30, 2023
Cash flows from operating activities
Net cash provided by operating activities	1,604,078	19,569,288
Cash flows from investing activities
Payments for additions of property and equipment	(265,367)	—
Acquisition of business	(400,000)	—
Net cash used in investing activities	(665,367)	—
Cash flows from financing activities
Interest paid attributable to the acquisition installments payable	(3,492)
Principal payments attributable to the acquisition installments payable	(34,008)
Repayment to assignee	(623,215)	—
Net cash used in financing activities	(660,715)	—
Effect of exchange rate changes on cash and cash equivalents	22,953	54,223
Net increase in cash and cash equivalents	300,949	19,623,511
Cash and cash equivalents at the beginning of the period	18,931,215	25,208,208
Cash and cash equivalents at the end of the period	19,232,164	44,831,719
Supplemental cash flow information
Cash paid for interest	835,245	23,772
Non cash investing activities
Acquisition of business	347,656	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-6

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

1.	Basis of Presentation and General Information

The accompanying unaudited interim condensed consolidated financial statements include the accounts of Heidmar Inc. (“HMI”) and its controlled subsidiaries (collectively, the “Company”) which engages in marine transportation services on an international basis that consists of five business activities: management services to pools of vessels that share operational costs and revenues (“pool management services”), commercial management services for individual vessels (“commercial management services”), sale and purchase services for vessels, which involves assisting clients with the buying and selling of ships (“S&P services”), technical management services for individual vessels (“technical management services”) and chartering of vessels through charter in and charter out (“charter in – charter out”). Heidmar Inc. was formed under the laws of Republic of Liberia on December 3, 1987 and redomiciled into the Republic of the Marshall Islands on December 4, 2006.

As of June 30, 2024, the unaudited interim condensed consolidated financial statements include Heidmar Inc. and the following controlled subsidiaries:

●	Heidmar International Pools Inc.
●	Heidmar2020 LLC
●	Cash Custodian Inc.
●	Heidmar Bulkers Inc.
●	Heidmar Investments LLC
●	Heidmar UK Limited
●	Heidmar UK Trading Limited
●	Heidmar (Far East) LLC
●	Heidmar (Far East) Pte. Ltd.
●	Heidmar (Far East) Tankers Pte Ltd.
●	Heidmar DMCC
●	Heidmar Trading DMCC
●	Ocean Star Inc.
●	Ocean Dolphin Inc.
●	Heidmar Maritime Holdings Corp.
●	Landbridge Ship Management (HK) Limited

In addition, as of June 30, 2024, Heidmar Inc. owns 50% of the shares of BH Cape Holdings Pte. Ltd. and exercises joint control over this entity (Note 10).

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for interim financial reporting. These unaudited interim condensed consolidated financial statements have been prepared on the same basis and should be read in conjunction with the consolidated financial statements of Heidmar Inc. as of and for the years ended December 31, 2023 and 2022 (the “2023 Financial Statements”) included in the Registration Statement of Heidmar Maritime Holdings Corp. on Form F-4 and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the six-months ended June 30, 2024 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2024.

F-7

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

2.	Significant Accounting Policies

A discussion of the Company’s significant accounting policies can be found in the 2023 Financial Statements. During the six-months ended June 30, 2024, the Company adopted the following accounting policies:

Trade Revenues - Commissions earned from services provided on sale and purchase (“S&P”) of vessels and management fees earned from technical management services.

Management fees from technical management services are earned for each vessel at a fixed rate per day. The Company’s technical management services have an established duration term of four years and either party can terminate the agreement if certain conditions are met. Trade revenues are recognized when earned and when it is probable that future economic benefits will flow to the Company and such benefit can be measured reliably.

The Company determined that its technical management service contracts consist of a single performance obligation of providing technical management services during the period of service and the revenue is recognized on a straight-line basis over the service period.

In a sales and purchase service contract, the performance obligation is typically the brokerage service fee to facilitate the sale or purchase of a vessel. This involves finding a buyer or seller, negotiating terms, and closing the transaction. Commissions arising from the S&P services are considered as earned and are recognized at the point in time when the sale transaction has been completed and the ownership of the vessel has been transferred to the new owner and therefore the performance obligation is satisfied.

Business Acquisitions & Asset Acquisitions: When the Company enters into an acquisition transaction, it determines whether the acquisition transaction is a purchase of an asset or a business based on the facts and circumstances of the transaction. In accordance with Topic 805, Business Combinations, the Company first evaluates whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets (Step one). If that threshold is met, the set of assets and activities is not a business. If the threshold is not met, the Company evaluates whether the set meets the definition of a business (Step two). To be considered a business, a set must include an input and a substantive process that together significantly contributes to the ability to create an output. All assets acquired and liabilities assumed in a business combination are measured at their acquisition date fair values. For asset acquisitions, the net assets acquired should be measured following a cost accumulation and allocation model under which the cost of the acquisition is allocated on a relative fair value basis to the qualifying assets acquired. Transaction costs associated with asset acquisitions are capitalized.

Goodwill and Intangible Assets: The goodwill represents the excess of the purchase consideration over the fair value of the net assets acquired in a business acquisition. The determination of the value of goodwill, net tangible and intangible assets arising from acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of net tangible and intangible assets acquired, and liabilities assumed and the excess purchase price over net assets acquired to goodwill. Goodwill is not amortized and is assessed for impairment using fair value measurement techniques on an annual basis or more frequently if facts and circumstances warrant such a review. The goodwill is considered to be impaired if the Company determines that the carrying value of our one reporting unit exceeds its respective fair value. No impairment charge was recorded for the six-months ended June 30, 2024.

F-8

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

2.	Significant Accounting Policies—(Continued)

The Company tests goodwill for impairment by either performing a qualitative evaluation or a quantitative test. The quantitative assessment for goodwill requires the Company to estimate the fair value of the Company’s one reporting unit using either an income or market approach or a combination thereof.

The Company’s indefinite live Trademark is reviewed for impairment by performing a quantitative analysis, which occurs annually in the fourth quarter or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Recoverability is measured by a comparison of the carrying amount to future net discounted cash flows expected to be generated by the associated asset. If such assets are determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the intangible assets. No impairment charge was recorded for the six-month period ended June 30, 2024.

Amortizable intangible asset includes the Technical license management. Amortization is calculated on a straight-line basis over the estimated useful life of the asset. Amortization for licenses commences upon market launch. Amortization for assets acquired commences upon acquisition. Technical license management is amortized over a 16-year period.

Amortizable intangible assets are assessed for impairment upon triggering events that indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the associated asset. If such assets are determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the intangible assets. No impairment charge was recorded for the six-month period ended June 30, 2024.

Acquisition Installments Payable: Upon the completion of an acquisition, the Company may record an acquisition installment payable. Acquisition installments payables, which are fixed future payments, are recorded at their net present value. Accretion of interest expense attributable to the acquisition installments payable is recorded as a component of finance costs.

Investments in joint ventures: The Company’s investments in joint ventures are accounted for using the equity method of accounting. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. The Company evaluates its investments in joint ventures for impairment when events or circumstances indicate that the carrying value of such investments may have experienced other than temporary decline in value below their carrying value. If the estimated fair value is less than the carrying value and is considered other than a temporary decline, the carrying value is written down to its estimated fair value and the resulting impairment is recorded in the accompanying unaudited interim consolidated statements of income. No impairment charge was recorded for the six-month period ended June 30, 2024.

3.	Transactions with related parties

Profit and Loss Sharing agreement:

During the six-month periods ended June 30, 2024 and 2023, the accrued interest costs of the profit and loss sharing agreement (the “Agreement”) entered into for one vessel described in Note 10 of the 2023 Financial Statements relating to Assignee A, based on the effective interest method, were $77,117 and nil and are presented under “Finance costs, related party” in the accompanying unaudited interim condensed consolidated statements of income.

F-9

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Transactions with related parties—(Continued)

Payables to Assignee A, which mainly includes the working capital provided from the Assignee A for the operations of the vessel and the recognized interest cost, are analyzed as follows:

Payable to Assignee A
December 31, 2023	783,852
Interest cost	77,117
June 30, 2024	860,969

Transactions with the Non-consolidated Pool Subsidiaries: The Company earns management fees and commissions from its wholly-owned subsidiaries, to which HMI provides pool management services, that are not controlled by HMI, but rather by the participants in the pools pursuant to the one vote-per-vessel contractual arrangements between HMI and the participants in the pools (the “Non-consolidated Pool Subsidiaries”). The amounts earned for the six-months ended June 30, 2024 and 2023 are included in “Trade revenues, related parties” in the accompanying unaudited interim condensed consolidated statements of income and are analyzed as follows:

	June 30, 2024
	Management Fees	Commissions
Blue Fin Pool	337,700	492,845
Sea Lion Pool	491,400	1,792,897
Dorado Pool	7,438	439,568
Seahorse Pool	—	17,075
Seadragon Pool	28,125	1,954,611
Total	864,663	4,696,996

	June 30, 2023
	Management Fees	Commissions
Blue Fin Pool	280,188	1,062,914
Sea Lion Pool	527,466	3,192,575
Dorado Pool	36,200	383,468
Seahorse Pool	95,055	96,375
Seadragon Pool	—	3,102,810
Total	938,909	7,838,142

F-10

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Transactions with related parties—(Continued)

Receivables from the Non-consolidated Pool subsidiaries are included in “Receivables from related parties” in the accompanying unaudited interim condensed consolidated balance sheets and consist of receivables related to unpaid management fees, commissions earned from the Non-consolidated Pool Subsidiaries and amounts paid for expenses of the Non-consolidated Pool Subsidiaries on behalf of them. Payables to the Non-consolidated Pool Subsidiaries are included in “Payables to related parties” in the accompanying unaudited interim condensed consolidated balance sheets and mainly consist of revenue collected by Heidmar Inc. on behalf of the Non-consolidated Pool Subsidiaries. As of June 30, 2024 and December 31, 2023, the Company’s receivables from/ payables to Non-consolidated Pool subsidiaries consisted of:

	June 30, 2024	December 31, 2023
Blue Fin Pool	777,854	747,149
SeaLion Pool	584,585	2,594,788
Seadragon Pool	1,497,574	1,196,675
Seawolf Pool	12,924	12,944
Dorado Pool	—	444,841
Star Pool	7,194	7,202
Marlin Pool	4,595	4,595
SeaHorse Pool	66,109	511,861
Total Receivables	2,950,835	5,520,055
Dorado Pool	1,378,348	—
Sigma Pool	507,031	507,047
Total Payables	1,885,379	507,047

Revenues of the Non-consolidated Pool Subsidiaries, costs and expenses applicable to revenues of the Non-consolidated Pool Subsidiaries, net income of the Non-consolidated Pool Subsidiaries for the six-month period ended June 30, 2024 and 2023 and current and total assets of the Non-consolidated Pool subsidiaries, current and total liabilities of the Non-consolidated Pool subsidiaries as of June 30, 2024 and December 31, 2023 are presented below:

	6-month period ended June 30, 2024	6-month period ended June 30, 2023
Revenues of the Non-consolidated Pool Subsidiaries	385,073,104	515,239,479
Costs and expenses of the Non-consolidated Pool Subsidiaries	144,193,662	169,535,009
Net income of the Non-consolidated Pool Subsidiaries	—	—

	June 30, 2024	December 31, 2023
Current and total assets of the Non-consolidated Pool Subsidiaries	160,971,961	194,146,719
Current and total liabilities of the Non-consolidated Pool Subsidiaries	160,971,761	194,146,519

Transactions with syndication partner:

Receivables and Syndication income, related party from the Syndication partner consist of balances with Heidmar Trading LLC. (“Syndication partner”), an entity that is controlled by one of our shareholders.

Syndication income, related party

Syndication income, related party amounting to $649,722 and $6,849,173 for the six-months ended June 30, 2024 and 2023, respectively, represents the variable remuneration relating to the operating results of the two vessels under the syndication agreements, as described in Note 2 of the 2023 Financial Statements. The syndication agreement for one vessel ended in April 2023 and for the second one in March 2024.

F-11

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

3.	Transactions with related parties—(Continued)

Receivable from syndication partner: Receivable from syndication partner of $6,353,794 and $5,261,008 as at June 30, 2024 and December 31, 2023, respectively, mainly includes amounts due from the syndication partner relating to the syndication result and advances for expenses paid on behalf of the syndication partner and is included in “Receivables from related parties” in the accompanying unaudited interim condensed consolidated balance sheets.

Payables to shareholder: Payables to shareholder consist of amounts paid by one of the shareholders, Maistros Shipinvest Corp., for working capital purposes with regards to the operations of the newly established office in Dubai. The balance as of both June 30, 2024 and December 31, 2023 was $5,239,219. This balance is unsecured, with no fixed payment terms, interest free and repayable upon demand.

4.	Property and equipment, net

The amounts shown in the accompanying unaudited interim condensed consolidated balance sheets are analyzed as follows:

	June 30, 2024	December 31, 2023
Furniture and office equipment	384,303	118,936
Total	384,303	118,936
Less accumulated depreciation .	(44,610)	(29,990)
Property and equipment, net	339,693	88,946

The Company recognized depreciation expense of $14,620 for property and equipment for the six-months ended June 30, 2024 and it is included under “Depreciation” in the accompanying unaudited interim condensed consolidated statement of income.

During the six months ended June 30, 2024, the Company purchased furniture and office equipment amounted to $265,367 for the offices in Greece and Hong Kong (Note 7).

5.	Income tax

HMI serves as a holding company for a group of companies primarily engaged in the international operation of ships. Generally, income from the international operation of ships is subject to preferential tax regimes in the countries where the ship owning or operating companies are incorporated and exempt from income tax in other countries where the ships call due to the application of income tax treaties or, in the case of the United States, treaties or Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”). Among other things, in order to qualify, the Company must be incorporated in a country, which grants an equivalent exemption to U.S. corporations and must satisfy certain qualified ownership requirements.

Income earned by the Company organized outside of the United States that is not derived in connection with the international operation of ships (as such term is defined by Section 883 of the Code and the regulations promulgated there under) or earned in countries without preferential tax regimes is subject to income tax in the countries where such income is earned. Section 887 of the Code imposes a 4% gross basis tax on U.S. source gross transportation income (“USSGTI”). USSGTI is 50% of the gross revenue derived from voyages that begin or end in the United States. The Non-consolidated Pool Subsidiaries of the Company earn USSGTI. The Non-consolidated Pool Subsidiaries are incorporated in the Marshall Islands. Pursuant to the income tax laws of the Marshall Islands, these subsidiaries are not subject to income tax. The Marshall Islands has been officially recognized by the Internal Revenue Service as a qualified foreign country that currently grants the requisite equivalent exemption from tax. In addition, these subsidiaries satisfy one of the ownership tests required by Section 883 and are therefore exempt from U.S. income tax on their transportation income derived from the operation of their chartered vessels to or from U.S. ports.

F-12

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

5.	Income tax—(Continued)

Uncertain tax positions are evaluated under the more likely-than-not threshold for financial statement recognition and measurement for tax positions taken or expected to be taken in a tax return. The Company reviews its tax positions annually and adjusts its tax reserve balances as more information becomes available. No such reserve was deemed necessary as of June 30, 2024 and December 31, 2023.

The Company through its subsidiaries operates in various jurisdictions and generates taxable income (if any). Current tax is recognized at the amount of tax payable using the tax rates and laws that have been enacted by the balance sheet date. For the six month periods ended June 30, 2024 and 2023 no taxable profits existed.

There were no income tax benefits/(expenses) for the six-months ended June 30, 2024 and 2023.

6.	Revenues

Trade Revenues for the six-months ended June 30, 2024 and 2023 consist of the following items:

	June 30,
	2024	2023
Commission revenue	1,028,243	2,160,464
Management fee revenue	514,464	572,411
Other revenue	78,272	11,273
Total	1,620,979	2,744,148

Time charter revenues for the six-months ended June 30, 2024 and 2023 consist of the following items:

	June 30,
	2024	2023
Charter hire revenue	8,690,905	10,832,162
Address commissions	(79,457)	(27,035)
Total	8,611,448	10,805,127

As of June 30, 2024, one vessel was employed under time charter agreement with remaining tenor of 0.8 years.

As of June 30, 2024 and December 31, 2023 there were no voyage expenses incurred between the contract date and the date of the vessel’s arrival to the load port and no unearned revenue related to undelivered performance obligations.

F-13

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

7.	Leases Office leases

Greece Office lease

In December 2020 the Company entered into a lease agreement in the south suburbs of Athens with an effective date of January 1, 2021, and for a lease term of 3 years.

In December 2023 the Company entered into a new lease agreement with an effective date of February 11, 2024, and for a lease term of 3 years and the previous lease agreement in the south suburbs of Athens was terminated on December 31, 2023.

Singapore Office lease

In May 2023 the Company terminated the office lease and entered into a new lease agreement for a term period of 1 year and 10 months effective June 1, 2023 at a new office site in Singapore.

Hong Kong Office lease

In April 2024, the Company entered into a new lease agreement in Hong Kong with an effective date of April 17, 2024, and for a lease term of 3 years.

The Company determined the Greece, Singapore and Hong Kong office leases to be operating leases and recorded the related right-of-use-assets within “Right-of-use assets from operating leases” and the lease liabilities within “Operating lease liabilities, current portion” and “Operating lease liabilities, non-current portion” in the accompanying unaudited interim condensed consolidated balance sheets and the lease expenses within “Operating lease expenses” in the accompanying unaudited interim condensed consolidated statements of income.

Dubai Office lease

In May 2023 the Company entered into a lease agreement in Dubai with an effective date of June 16, 2023, and for a lease term of 1 year.

The Company determined the office lease of Dubai to be operating lease. Leases that have an original term of 12 months or less are not recognized on the Company’s consolidated balance sheet, and the lease expense related to those short-term leases is recognized over the lease term within “Operating lease expenses” in the accompanying unaudited interim condensed consolidated statements of income.

Charter-in vessels

During the year ended December 31, 2022, the Company time chartered-in two vessels that were delivered to the Company in October 2022 with a duration of 8 and 12 months, respectively with no option and one year option period, respectively. The charter-in contracts expired during the year ended December 31, 2023. Therefore, these operating leases were excluded from operating lease right-of-use asset and lease liability recognition on Company’s unaudited interim condensed consolidated balance sheets.

F-14

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

7.	Leases—(Continued)

In August 2023, the Company entered into a time charter agreement with a vessel owner to lease a bulk carrier vessel for an initial lease term of 7 months for $10,425 per day with an additional 9-month optional period. On August 18, 2023 the vessel was delivered to the Company. In May 2024, the vessel was redelivered to her owner. Therefore, this operating lease was excluded from operating lease right-of-use asset and lease liability recognition on Company’s unaudited interim condensed consolidated balance sheets.

Charter hire expenses for three vessels time chartered in, that are excluded from operating lease right-of-use asset and lease liability recognition due to original duration of not more than one year, were as follows:

Description	Location in unaudited interim condensed consolidated statements of income	June 30, 2024	June 30, 2023
Vessels operating leases	Charter-in expenses	1,320,063	6,702,027

In August 2022 the Company entered into a time charter agreement with a vessel owner to lease one vessel for an initial lease term of 2 years with an additional 1-year option that the Company immediately exercised.

The Company determined this lease to be an operating lease and recorded the related right-of-use-asset within “Right-of-use assets from operating leases” and the lease liabilities within “Operating lease liabilities, current portion” and “Operating lease liabilities, non-current portion” in the accompanying unaudited interim condensed consolidated balance sheet and the operating lease expenses within “Operating lease expenses” in the accompanying unaudited interim condensed consolidated statements of income.

Charter-out vessels

During the six-months ended June 30, 2024, the Company has earned income from chartering out one vessel that was chartered-in with original term of 12 months or less, while during the six-months ended June 30, 2023 has earned income from chartering out two vessels that were chartered-in with original term of 12 months or less. For the six-months ended June 30, 2024 and 2023, the specific time charter revenue amounted to $2,059,448 and $6,702,027, respectively and is included in “Time charter revenues” in the accompanying unaudited interim condensed consolidated statements of income.

The Company has earned income from chartering out one vessel that has been chartered under a time charter agreement entered into in August 2022 for a period of 20-24 months plus 1 year in Charterer’s Option. For the six-months ended June 30, 2024 and 2023, the time charter revenue amounted to $6,552,000 and $4,103,100, respectively and is included in “Time charter revenues” in the accompanying unaudited interim condensed consolidated statements of income.

F-15

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

7.	Leases—(Continued)

Right-of-use assets and lease liabilities as of June 30, 2024 and December 31, 2023 were as follows:

Description	Location in balance sheet	June 30, 2024	December 31, 2023
Non-current assets:
Office leases	Right-of-use assets from operating leases	626,711	394,401
Vessel lease	Right-of-use assets from operating leases	9,224,258	13,645,941
		9,850,969	14,040,342
Liabilities:
Office leases	Operating lease liabilities, current portion	366,124	275,323
Vessel lease	Operating lease liabilities, current portion	9,224,258	9,011,280
Lease liabilities - current portion		9,590,382	9,286,603
Office leases	Operating lease liabilities, non-current portion	275,738	119,078
Vessel lease	Operating lease liabilities, non-current portion	—	4,634,661
Lease liabilities - non-current portion		275,738	4,753,739

The aggregate future lease payments for the Company’s operating leases as of June 30, 2024 were as follows:

Remaining of 2024	5,029,476
2025	4,952,033
2026	153,390
2027	33,668
Total lease payments	10,168,567
Less: imputed interest	(302,447)
Present value of lease liabilities	9,866,120

The table below presents the components of the Company’s lease expenses.

		Six Month Period Six Month Period
Description	Location in unaudited interim condensed consolidated statements of income	Ended June 30, 2024	Ended June 30, 2023
Lease expense for office leases	Operating lease expenses	175,901	105,001
Lease expense for vessel lease	Operating lease expenses	4,732,000	2,963,350
Total		4,907,901	3,068,351

F-16

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

8.	Payables to sharing partner and assignees

Details of the Company’s profit and loss sharing agreements are discussed in Note 10 of the 2023 Financial Statements.

Payables to sharing partner and assignees within current liabilities in the unaudited interim condensed consolidated balance sheets are analyzed as follows:

	Payable to sharing partner (Sharing agreement entered into in 2022)	Payable to Assignee A (Note 3) (Agreement entered into in 2023)	Payable to Assignee B (Agreement entered into in 2023)	Total
December 31, 2023	230,265	783,852	627,169	1,641,286
Interest cost	910,000	77,117	63,096	1,050,213
Interest paid	(835,245)	—	—	(835,245)
Repayment to assignee	—	—	(623,215)	(635,215)
June 30, 2024	305,020	860,969	67,050	1,233,039

As of June 30, 2024, and December 31, 2023, the balance of $972,089, representing the upfront cash payment received from the Company in 2022 relating to the Sharing agreement has been included in “Payables to sharing partner” under the non-current liabilities, in the accompanying unaudited interim condensed consolidated balance sheets, since the repayment date is due at the end of the agreement in July 2025.

During the six-month periods ended June 30, 2024 and 2023, the accrued interest costs of the Sharing agreement and the Agreement, based on the effective interest method, were $1,050,213 and $569,875, respectively, and are presented under “Finance costs” and “Finance costs, related party”, in the accompanying unaudited interim condensed consolidated statements of income.

9.	Business Combination

On March 13, 2024, Heidmar Inc. signed an agreement with Huwell Ship Management Limited for the acquisition of 100% shares of Landbridge Ship Management (HK) Limited (“LBSM”), a company incorporated in Hong Kong in 2018, for a total consideration of $0.8 million. LBSM provides technical management services to tanker and bulker vessels. Upon the acquisition, control was obtained of the company, whereby Heidmar Inc. expanded its operations to technical management services for individual vessels.

The Company performed an assessment, as defined under ASC 805, Business Combinations, and concluded that the acquisition of LBSM is an acquisition of a business. Goodwill is recognized as the excess of the consideration transferred over the net of the acquisition-date fair value of the identifiable assets acquired and the liabilities assumed. Synergies and other benefits that are expected from the combination are considered in the measurement of goodwill as part of the consideration transferred. The goodwill arising from the acquisition mainly comprises the synergies expected by combining the knowledge of the commercial and the technical management operations of Heidmar Inc. and LBSM.

F-17

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

9.	Business Combination—(Continued)

The following table summarizes the total consideration paid for LBSM and the allocation of purchase price to the estimated fair value of the assets acquired and liabilities assumed, if any, at the acquisition date:

Cash consideration	400,000
Acquisition installments payable (matures in August, 2026)	385,156
Fair value of total purchase consideration	$785,156
Assets
Trademark	$171,000
Technical License Management	$441,000
Total fair value of net assets acquired	$612,000
Goodwill	$173,156

As of June 30, 2024, an amount of $351,148 represents the outstanding purchase consideration, which will be settled in monthly installments until August 2026. During the six-months ended June 30, 2024, an amount of $37,500 was paid related to the acquisition installments, which included a finance cost of $3,492. As of June 30, 2024, the future acquisition installments payable in respect of LBSM acquisition, were as follows.

Less than one year	194,758
Later than one year but less than two years	162,500
Later than two years but less than three years	5,242
Total	362,500
Less: imputed interest	(11,352)
Present value of acquisition installment payable	351,148

As of June 30, 2024, Intangible Assets, net were as follows:

Description	Location in balance sheet	June 30, 2024
Technical License Management (Amortizable intangible asset)	Intangible Assets, net	432,563
Trademark (Non-amortizing intangible asset)	Intangible Assets, net	171,000
		603,563

The balance for amortizable intangible assets as of June 30, 2024 is detailed below:

	Remaining Weighted Average Amortization period (in years)	Gross Amortizable Intangible Asset	Accumulated Amortization	Net Amortizable Intangible Asset
Technical License Management	15.75	$441,000	$8,437	$432,563

The amount relating to accretion of interest expense attributable to the acquisition installments payable recorded in finance costs for the six month period ended June 30, 2024 was $3,492.

F-18

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

9.	Business Combination—(Continued)

Revenues and net loss of LBSM for the period from the acquisition date to June 30, 2024 are $114,372 and $117,139, respectively.

The following table represents the pro forma revenues and net income assuming the acquisition of LBSM occurred on January 1, 2023.

	June 30,
	2024	2023
Revenues	16,539,474	29,238,804
Net income	1,774,223	13,877,088

10.	Joint Ventures

On January 18, 2024, Heidmar Investments LLC, a subsidiary of HMI, entered into a joint venture agreement with Bainbridge Navigation Pte. Ltd. (“Bainbridge”) based on which a new company named BH Cape Holdings Pte. Ltd. (“BH Cape Holdings”) was formed equally owned by Bainbridge and Heidmar Investments LLC. Bainbridge is a company incorporated under the laws of Singapore engaging in the chartering of dry bulk vessels worldwide.

The shares of BH Cape Holdings were issued with no par value, and Heidmar Investments LLC and Bainbridge made no contributions and no funds were transferred by the joint venture parties since BH Cape Holdings had no operations during the first half of 2024. BH Cape Holdings began operations during the third quarter of 2024 with the chartering of one vessel. The newly formed company operates in the commercial management of bulk carrier vessels worldwide. Under the joint venture agreement Heidmar and Bainbridge will each have a 50% share in the net results of BH Cape Holdings. The board of BH Cape Holdings comprises of four directors, two directors from each of HMI and Bainbridge. Following the joint venture agreement, BH Cape Holdings meets the definition of a joint venture in accordance with the provisions of the ASC 323-10, “Investments—Equity Method and Joint Ventures”. Heidmar Inc. exercises joint control over BH Cape Holdings since all strategic decisions, including the approval of the budget, require the unanimous approval and consent of all four directors of BH Cape Holdings.

11.	Commitments and Contingencies

Fixed Time Charter Commitments

We had the following future minimum fixed time charter hire and sub-lease receipts based on non-cancelable long-term fixed time charter contracts and sub-leases as of June 30, 2024:

June 30, 2024
Less than one year	10,800,000
Total lease receipts	10,800,000

Contingencies

In the ordinary course of operations, the Company becomes party to various claims initiated by charterers, ship owners, and other parties. The Company believes the ultimate settlement of such claims is adequately provided for by insurance or provisions included in the unaudited interim condensed consolidated financial statements such that their ultimate outcome will not have a material effect on the Company’s consolidated business, financial position, or results of operations, although there is an inability to predict with certainty the ultimate outcome of such claim. The Company is not aware of any such claims which should be disclosed, or for which a provision should be established in the unaudited interim condensed consolidated financial statements.

F-19

Heidmar Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

(Expressed in United States Dollars)

12.	Earnings per share

Basic and diluted earnings per share is presented below.

	June 30,
	2024	2023
Net income attributable to Company’s shareholders	1,870,881	14,065,133
Weighted average shares outstanding basic and diluted Common shares (Class A)	96	96
Earnings per share – Basic and diluted	$19,488	$146,512

13.	Fair Value

The carrying values of cash and cash equivalents, receivables from related parties, other receivables, payables to vessel owners, accounts payable and payables to related parties are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities. The fair value of identifiable intangible assets were based on valuations using the income approach , inputs which would be considered Level 3 under the fair value hierarchy. The valuation methodology and the significant unobservable inputs are set out below.

	Valuation technique	Significant other unobservable input	Value
Identifiable intangible assets	Discounted Cash Flow	Weighted average cost of capital	28%
	Model	Long-term revenue growth rate	3%
		Long-term after-tax net operating profit margin	11%

14.	Subsequent Events

Subsequent events have been evaluated through November 15, 2024, the date the unaudited interim condensed financial statements were available to be issued.

On June 20, 2024, MGO Global Inc. (NASDAQ:MGOL), a digitally-native, lifestyle brand portfolio company, (“MGO”, “MGO Global”, and the Company entered into an agreement for a business combination. Subject to approval by the shareholders of MGO and completion of the proposed transaction, the combined company will operate under the Heidmar name, will be a wholly-owned subsidiary of Heidmar Maritime Holdings Corp., an entity which, on closing of this transaction, will be listed on the Nasdaq Capital Market under the symbol “HMAR”. As of June 30, 2024, the transaction has not closed. In connection with this transaction, accrued general and administrative expenses amounting to $100,000 have been recorded in these unaudited interim condensed financial statements.

F-20